Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and between

The Original Sprout, LLC,

Each of the Individual Members of Original Sprout, LLC,

and

Kahnalytics, Inc.,

Dated: OCTOBER 18, 2017

-i-

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement") is entered into on October 18, 2017 (the "Effective Date"), by and between The Original Sprout, LLC, a California limited liability company ("Seller" or "Company"), Inga Tritt and William Pritchett, each an individual member of the Company (individually hereinafter referred to as "Owner" or collectively as “Owners”), and Kahnalytics, Inc., a California corporation, ("Buyer"), and wholly-owned subsidiary of Concierge Technologies, Inc. (“Concierge”), a Nevada corporation. Seller and Buyer may collectively be referred to herein as the "Parties" or individually as "Party".

RECITALS

WHEREAS, this Agreement contemplates, among other things, a transaction in which, subject to the terms and conditions of this Agreement, Buyer will purchase the Company's Purchased Assets as described in Section 2.01, free and clear of all liens, encumbrances, or claims, except for Permitted Encumbrances, in return for the consideration set forth in this Agreement (the “Transaction”);

WHEREAS, the Company specializes in the manufacture and sale of organic, non-toxic, all natural hair care, bath, skin and styling products;

WHEREAS, the Company's Owners deem it advisable and in the best interests of the Company that the Parties consummate the Transaction, upon the terms and subject to the conditions provided for herein;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, and intending to be legally bound, the Parties agree as follows.

Article I.

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

"Accounts Receivable" has the meaning set forth in Section 2.01(a).

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" means this Asset Purchase Agreement

"Assigned Contracts" has the meaning set forth in Section 2.01(c).

"Assumed Liabilities" has the meaning set forth in Section 2.03.

“Back Order” shall mean a validly existing sales order designated for immediate delivery which is unable to be fulfilled at or prior to the Closing Date. The value of a Back Order will be calculated by subtracting the cost of goods sold from the selling price and adding the result to accounts receivable.

"Benefit Plan" has the meaning set forth in Section 4.17(a).

"Bill of Sale" has the meaning set forth in Section 3.02(a)(i).

"Books and Records" has the meaning set forth in Section 2.01(i).

"Business" means the manufacture and sale of organic, non-toxic, all natural hair care, bath, skin and styling products as conducted and engaged in by the Company as of the Effective Date.

"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in the State of California are authorized or required by Law to be closed for business.

"Buyer" means Kahnalytics, Inc., a California corporation.

"Buyer Closing Certificate" has the meaning set forth in Section 7.03(d).

"Closing" has the meaning set forth in Section 3.01.

"Closing Date" has the meaning set forth in Section 3.01.

"Code" means the Internal Revenue Code of 1986, as amended.

“Concierge” means Concierge Technologies, Inc., a Nevada corporation.

"Confidentiality Agreement" means the Mutual Non-Disclosure Agreement, dated as of May 1, 2017, by and between Concierge and Seller.

"Contracts" means all legally binding written contracts, including, but not limited to, distributor agreements, manufacturing, and packaging agreements, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and other agreements.

"Delinquent A/R" means the Delinquent Accounts Receivable listed on Section 2.01(a)(i) of the Disclosure Schedules.

"Direct Claim" has the meaning set forth in Section 8.05(c).

"Disclosure Schedules" means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

"Dollars or $" means the lawful currency of the United States.

"Effective Date" means October 18, 2017.

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"Employees" means those Persons employed by Seller who worked for the Company immediately prior to the Closing.

"Encumbrance" means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Funds” has the meaning set forth in Section 2.06(a)(i).

"Excluded Assets" has the meaning set forth in Section 2.02.

"FDA" means the United States Food and Drug Administration.

"Financial Statements" has the meaning set forth in Section 4.05.

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction, including, but not limited to, the FDA.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Indemnified Party" has the meaning set forth in Section 8.04.

"Indemnifying Party" has the meaning set forth in Section 8.04.

"Intellectual Property" means any and all of the following in any jurisdiction throughout the world: (i) trademarks, service marks, trade dress, trade names, brands, slogans, logos, Internet domain names, and corporate names, all translations, adaptations, derivations, and combinations of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (ii) copyrights and works of authorship (whether or not copyrightable), and moral rights, and all applications, registrations, and renewals, (iii) computer software (including source code and object code, data, databases and documentation thereof), (iv) trade secrets and other confidential or proprietary information, know-how, processes, formulations, methods and techniques, research and development information, industry analyses, drawings, specifications, designs, plans, proposals, industrial models, technical data, financial and accounting data, business and marketing plans and customer and supplier lists and related information; (v) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor's certificates, petty patents and patent utility models); (vi) copies and tangible embodiments of any of the foregoing, in whatever form or medium; and (vii) all other intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing.

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"Intellectual Property Agreements" means all licenses, sublicenses and other agreements by or through which other Persons grant Seller or Seller grants any other Persons any exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in connection with the Business.

"Intellectual Property Assets" means all Intellectual Property that is owned by Seller and used in connection with the Business, including the Intellectual Property Registrations set forth on Section 4.12(a) of the Disclosure Schedules.

"Intellectual Property Registrations" means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including any product or facility registered or required to be registered with the FDA, registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing.

"Inventory" has the meaning set forth in Section 2.01(b).

“Inventory Adjustment” has the meaning set forth in Section 2.05(a).

"Knowledge of Seller" means the actual and constructive knowledge of Inga Tritt and William Pritchett and the officers and managers of Seller and such knowledge as a similarly situated individual would be expected to have upon reasonable inquiry.

"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"Leases" has the meaning set forth in Section 4.11(a).

"Losses" means actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys' fees and fees of experts.

"Material Adverse Effect" means any event, occurrence, fact, condition or change that is materially adverse to (a) the Business, business prospects, results of operations, financial condition or assets of the Company, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (iv) any changes in applicable Laws or accounting rules; (v) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Seller, the Company, and the Business.

"Material Contracts" has the meaning set forth in Section 4.08(a).

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"Mislabeled Packaging" means any bag, container, labeling, or packaging for any product or item of Inventory of the Company that is missing required information or includes incorrect information.

"Ordinary Course of Business" means the usual and customary operation of the Company consistent with past custom and practice.

"Owner" and “Owners” means Inga Tritt and William Pritchett, as sole members of Company.

"Payment Schedule" has the meaning set forth in Section 2.05.

"Permits" means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities as set forth in Section 2.01(f).

"Permitted Encumbrances" means (a) trade accounts payable, provided that such payables are current within the payment terms offered by the vendor and incurred in the Ordinary Course of Business; and (b) Encumbrances as set forth in Section 4.09 (a) of the Disclosure Schedules.

"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

"Purchase Price" has the meaning set forth in Section 2.05.

"Purchase Price Adjustment" has the meaning set forth in Section 2.05(a)(iii).

"Purchased Assets" has the meaning set forth in Section 2.01.

“Promissory Note” has the meaning set forth in Section 2.06(a)(ii).

"Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

"Retained Liabilities" has the meaning set forth in Section 2.04.

"Seller" means The Original Sprout, LLC

"Seller Closing Certificate" has the meaning set forth in Section 7.02(d).

"Slow Moving Inventory" means any items included or includable as Inventory (as defined in in Section 2.01(b) below) that have sold less than the current on hand quantity in the immediately preceding 12 month period, except for the items listed on Section 2.01(b)(i) of the Disclosure Schedules.

"Tangible Personal Property" has the meaning set forth in Section 2.01(e).

"Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

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"Tax Return" means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Third Party Claim" has the meaning set forth in Section 8.05(a).

“TNWC” has the meaning set forth in Section 2.05(a)(i).

"Transaction Documents" means this Agreement, the Bill of Sale, Non-Competition Agreement, Promissory Note, and the other agreements, instruments and documents required to be delivered at the Closing.

"Transferred Employees" has the meaning set forth in Section 6.05

“Working Capital Adjustment” has the meaning set forth in Section 2.05.

“Work in Progress Order” is a valid open order which: (i) has either been manufactured and packaged and is in the process of being shipped; or (ii) is a Back Order not yet able to be fulfilled due to product shortage, and has not been invoiced on the date of Closing.

Article II.

PURCHASE AND SALE

2.01       Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all liens, encumbrances, or claims, except for Permitted Encumbrances, all of Seller's right, title and interest in, to and under all assets, properties and rights of Seller, other than Excluded Assets that relate to the Business (collectively, the "Purchased Assets") including, but not limited to:

(a)          all accounts and accounts receivable of the Company ("Accounts Receivable") as set forth in Section 2.01(a) of the Disclosure Schedules, including delinquent Accounts Receivable (“Delinquent A/R”) as set forth in Section 2.01(a)(i) of the Disclosure Schedule, provided that Section 2.01(a) of the Disclosure Schedules shall be updated immediately prior to the Closing;

(b)          all inventory, finished goods, raw materials, components, packaging, supplies, parts, racking, as set forth in Section 2.01(b) of the Disclosure Schedules, Slow Moving Inventory as set forth in Section 2.01(b)(i) of the Disclosure Schedules, and other inventories of the Company, excluding any Mislabeled Packaging that remains after the receipt by Buyer of properly labeled replacement packaging ("Inventory");

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(c)          all Contracts set forth on Section 2.01(c) of the Disclosure Schedules, the Leases set forth on Section 4.11(a) of the Disclosure Schedules and the Intellectual Property Agreements set forth on Section 4.12(a) of the Disclosure Schedules (collectively, the "Assigned Contracts");

(d)          all Intellectual Property Assets;

(e)          all furniture, fixtures, equipment, equipment leases, supplies and other tangible personal property of the Company listed on Section 2.01(e) of the Disclosure Schedules (the "Tangible Personal Property");

(f)           all Permits, including those listed on Section 2.01(f) of the Disclosure Schedules, but only to the extent transferrable;

(g)          all customer deposits, prepaid expenses, credits, advance payments, security, charges, sums and fees;

(h)          all of Seller's rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(i)           originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, discount schedules, distribution lists, supplier lists, vendor lists, product SKU’s and descriptions, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, that relate to the Business or the Purchased Assets, other than books and records set forth in Section 2.02(d) ("Books and Records");

(j)           all goodwill associated with any of the Purchased Assets, including, but not limited to, the use of Inga Tritt’s name, image, and likeness on all existing products and brand development or marketing materials. The Parties agree that Buyer is free to use Tritt’s name and likeness on products that were acquired in the Closing. If Buyer develops any new products, which were not acquired in this Agreement and which were developed after the Closing thereof, the Company shall obtain the written consent of Tritt prior to utilizing her name, image, likeness, face, voice or other attributes, including but not limited to, the professional reputation and image of Tritt; and,

(k)          all of the Company's websites, including the Company's retail website, domain names, phone and fax numbers, and e-mail addresses listed on Section 2.01(k) of the Disclosure Schedules (the "Intangible Personal Property").

2.02       Excluded Assets. The following assets and properties shall be excluded from the Purchased Assets (the "Excluded Assets"):

(a)          bank accounts, bank deposits, cash and cash equivalents, and securities of Seller at Closing;

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(b)          the individual and personal property specifically set forth on Section 2.02(b) of the Disclosure Schedules;

(c)          the corporate seals, organizational documents, minute books, stock books, Tax Returns, or other records having to do with the corporate organization of Seller, all employee-related or employee benefit-related files or records, other than personnel files of Transferred Service Providers, and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;

(d)          all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;

(e)          all Benefit Plans and trusts or other assets attributable thereto;

(f)           all Tax assets (including duty and Tax refunds and prepayments) of Seller;

(g)          any Mislabeled Packaging that remains after the receipt by Buyer of properly labeled replacement packaging;

(h)          the rights, if any, which accrue or will accrue to Seller under the Transaction Documents; and

(i)           Expected returns or refunds of payment to the Company specifically set forth on Section 2.02(i) of the Disclosure Schedules, that will be paid directly to Seller at Closing by such party, or if such expected returns or refunds are received by Buyer, shall be forwarded outright to Seller within five business (5) days after such funds have been received and cleared.

2.03       Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge when due any and all liabilities and obligations of the Company when due resulting from the operation of the Company after the Closing Date (collectively, “Assumed Liabilities”). Assumed Liabilities shall include, but are not limited to:

(a)          all trade accounts payable of Seller for inventory to third parties incurred in the Ordinary Course of Business that exist as of the Closing Date and remain unpaid as of the Closing Date. Seller shall pay all trade accounts payable for inventory within three days prior to Closing, unless set forth on Section 2.03(a) of the Disclosure Schedules, which shall be updated immediately prior to Closing, and must be expressly agreed to be assumed by Buyer;

(b)          all liabilities and obligations arising under or relating to the Assigned Contracts but only to the extent that such liabilities thereunder arise after and are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by the Seller on or prior to the Closing Date;

(c)          all liabilities and obligations for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period commencing after the Closing Date. For the sake of clarity, Seller shall be responsible for all Taxes relating to the Business and the Purchased Assets prior to, and including the Closing Date, and Buyer shall be responsible for Taxes resulting from the operation of the Business after the Closing Date;

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(d)          all liabilities and obligations of Seller set forth on Section 2.03(d) of the Disclosure Schedules, which are expressly agreed to be assumed by Buyer;

2.04       Retained Liabilities. The Parties agree that, except for the Assumed Liabilities, Seller shall retain and satisfy when due all liabilities of any kind of Seller, the Company or transactions of the Business resulting from any occurrence or set of circumstances or act or omission of Seller, Owners or employees existing prior to or as of the Closing Date ("Retained Liabilities"). Retained Liabilities shall include, but are not limited to:

(a)          any liabilities or obligations relating to or arising out of the Excluded Assets, and any liabilities or obligations relating to or arising from the operation of the Company and Business including, utility bills, insurance premiums, accounts payable to vendors, commissions and compensation payable to employees, agents, contractors, or distributors, unpaid invoices

(b)          any liabilities or obligations for (i) Taxes relating to the Company or the Company’s transaction of Business, the Purchased Assets or the Assumed Liabilities for any taxable period ending on or prior to the Closing Date and (ii) any other Taxes of Seller or Owner for any taxable period prior to the Closing Date, including, but not limited to, payroll, income, sales and other taxes;

(c)          any liabilities or obligations of Seller relating to or arising out of (i) the employment, or termination of employment, of any Employee prior to the Closing, or (ii) workers' compensation claims of any Employee which relate to events occurring prior to the Closing Date;

(d)          any liabilities or obligations of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, business brokers, advisers and others;

(e)          any liabilities and obligations for any credit card, or other interest bearing or borrowing, or other liabilities of the Company;

(f)           any liabilities and obligations of Seller set forth on Section 2.04(f) of the Disclosure Schedules;

(g)          any environmental claims or liabilities, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing Date or otherwise to the extent arising out of any actions or omissions of Seller

(h)          any recall, design defect, refunds or similar claims of any products manufactured or sold or any service performed by Seller; and

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(i)           any product liability or similar claim for injury to a person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller

2.05       Purchase Price. Subject to the adjustments pursuant to subsections (a)-(e) below, the maximum purchase price payable by Buyer for the Purchased Assets shall be up to $3,619,495 (the "Purchase Price"), to be paid pursuant to the "Payment Schedule" as set forth in Section 2.06 below.

a)            Adjustments to the Purchase Price. The Purchase Price shall be subject to the following adjustments:

(i)          Working Capital Adjustment. The Purchase Price includes an estimate of $762,502 in normal Transferred Net Working Capital (“TNWC”), calculated as the aggregate amount of all current assets, excluding cash on hand, minus current liabilities, free and clear of all Encumbrances, with the total current assets estimated to consist of the following line items:

1)	accounts receivables - $224,534,

2)	customer deposits - $9,400,

3)	inventory- finished products - $255,634,

4)	inventory- components - $271,200, and

5)	fixed assets- $1,734.

(collectively, items 1-5 above are the estimated “TNWC Assets”), and at the Closing the initial Purchase Price payment shall be adjusted downward on a dollar-for-dollar basis to reflect the actual TNWC Assets to be acquired by Buyer if it differs from the estimated TNWC Assets.

Sellers shall:

(1)	Disclose to Buyer an estimate of the total TNWC Assets, as defined above, immediately prior to the Closing;

(2)	If the actual TNWC Assets are equal to or greater than the estimated TNWC Assets at Closing, as provided pursuant to Section 2.05(a)(i)(1), the Sellers shall retain the necessary amount of accounts receivable in order to convey only $762,502 of TNWC Assets to Buyer at Closing.

(3)	To the extent that the actual TNWC Assets are less than the estimated TNWC Assets at Closing, the Initial Payment shall be adjusted downward, but shall not be adjusted upwards under any circumstances.

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At least 5 Business Days prior to the Closing Date, the Sellers shall deliver to the Buyer a good faith written estimate (proforma) of the TNWC Assets of the Company as at the Closing Date based on the financial information then available to the Sellers. The portion of the Purchase Price payable on the Closing Date shall be adjusted downward based on the estimated TNWC Assets as at the Closing Date. The Buyer retains the right to recalculate the actual TNWC Assets transferred to Buyer at Closing within 90 days from the Closing Date and any further adjustments required to be made, as agreed upon by both Buyer and Seller, shall be refunded to the Buyer in the event of a deficit (by offsetting the Second Payment), within 30 days of the determination of the actual TNWC Assets transferred to Buyer. In the event that an adjustment is called for by Buyer and cannot be agreed upon by Buyer and Seller, the parties shall retain a neutral third party with the necessary expertise to make the adjustment determination. If the parties do not agree on a neutral third party or the determination made, the Parties shall seek resolution through binding mediation in Orange County, California.

(ii)         Inventory Adjustment. The Inventory used in the TNWC calculation shall only include inventory acquired within six months of the Closing Date, unless accepted by the Company as an appropriate inclusion in inventory (the “Current Inventory”). All inventory not included in the TNWC calculation shall be conveyed to Buyer at a price of $1 for all such inventory.

(iii)       Purchase Price Adjustment. The Second Payment shall not be more than $1,250,000. The Second Payment shall be subject to a reduction if the accounts receivable set forth in the TNWC at Closing are or become uncollectable at or prior to the 6 month anniversary of the Closing, then the Second Payment shall be adjusted downwards in the amount of uncollectable accounts receivable which were included in the TNWC at Closing, on condition that Buyer uses commercially reasonable efforts to collect the accounts receivable;

(iv)        Work in Progress. A Work in Progress Order staged for shipping as of the Closing shall be accounted for as follows: all consideration owed shall be added to accounts receivable and all inventory promised shall be deducted from inventory-finished products. All consideration not received and inventory not delivered prior to the 6 month anniversary of the Closing shall lead to an adjustment in the Second Payment as set forth in Section 2.06(c), such that the Purchase Price reflects the actual resolution of the Work in Progress Orders as if they had been resolved as of Closing.

2.06       Payment Schedule of Purchase Price. Buyer shall pay the Purchase Price to Seller pursuant to the following Payment Schedule:

(a)          On the Closing Date, Buyer shall:

(i)           place an aggregate $1,250,000 into the escrow account of Horwitz + Armstrong, a Professional Law Corporation, for distribution in accordance with Section 2.06(c) (the “Escrow Funds”),

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(ii)         shall execute a promissory note evidencing indebtedness to Seller related to the Final Payment, subject to the adjustments described herein, which shall be unsecured and guaranteed by Concierge (the “Promissory Note”); and

(iii)        pay by wire transfer an additional $1,119,495, subject to any reduction applicable in Section 2.05 (the “Initial Payment”), to the parties set forth below pursuant to instructions provided by each party, as follows:

(1)	Approximately $600,000 of the Initial Payment to Community Bank to satisfy the outstanding balance owed pursuant to that certain Business Loan Agreement, dated June 26, 2014;

(2)	Approximately $300,000 of the Initial Payment to Packaging on Demand (“POD”) in exchange for the release and discharge of all obligations and liabilities owed under that certain Promissory Note, dated April 14, 2015; and,

(3)	The balance of the Initial Payment, which is subject to downward adjustment pursuant to Section 2.05(a)), less any agreed upon amounts or liabilities paid by Seller related to the Bulk Sales compliance set forth in Section 6.10, shall be distributed to Seller.

(b)          On the 1 month anniversary date of the Closing and continuing for an aggregate 12 successive months thereafter, Buyer shall pay to Seller $7,500.00 per month (the “Monthly Installments”);

(c)          Within the 10 days following the 6 month anniversary date of the Closing, Buyer shall instruct the Escrow agent to release and distribute the Escrow Funds, which shall be subject to the Purchase Price Adjustment as set forth in Section 2.05(a), to Seller, by wire transfer (the “Second Payment”).

(d)          Within 5 days after January 1, 2019, Buyer shall pay to Seller up to $1,250,000 (the “Final Payment”), which shall be reduced by the actual amount of Monthly Installments paid to Seller pursuant to Section 2.06(b).

(i)          Until the Final Payment has been fully paid according to the Payment Schedule set forth above, the Final Payment shall remain subject to reduction to satisfy any indemnity obligation of Seller and Owner pursuant to Article VIII. In the case of any such offset, the principal balance under Final Payment shall be reduced by the offset amount and shall be effective as of the Closing Date.

(e)          Payment Instructions. The Parties agree that Seller, through a written instruction signed by both Inga Tritt and William Pritchett, may assign payment of any part of the Purchase Price to any person or entity.

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2.07       Allocation of Purchase Price. The Parties and their respective Affiliates shall report and file all Tax Returns (including, but not limited to Internal Revenue Service Form 8594) consistent with the allocation set forth on Section 2.07 of the Disclosure Schedules. The Parties agree that this allocation was arrived at by arm's length negotiation between them and that no Party will take a position on any income tax return, before any Governmental Authority, that is inconsistent with such allocation without the prior written consent of the other Parties. The Parties further agree that, to the extent required, each of them will properly prepare and timely file Form 8594 in accordance with Section 2.07 of the Disclosure Schedules and Section 1060 of the Code.

Article III.

CLOSING

3.01       Closing. The closing of the purchase and sale of the Purchased Assets (the "Closing") shall take place at the offices of Horwitz + Armstrong, a Professional Law Corporation, 14 Orchard, Suite 200, Lake Forest, CA 92630, or such other place, or by remote communication, as agreed to by the Parties, and shall commence no earlier than November 18, 2017 and no later than: (i) 10:00 am U.S. Pacific Standard Time on the 7th Business Day (or such other day as the Parties shall agree) following the satisfaction or waiver of the conditions set forth in Article III and Article VII, or (ii) December 31, 2017, whichever is sooner. All transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of the close of business the Closing Date. The date on which the Closing actually occurs is referred to as the "Closing Date".

3.02       Closing Deliverables.

(a)          At the Closing, Seller shall deliver to Buyer the following:

(i)          a bill of sale in the form of Exhibit A hereto (the "Bill of Sale") and duly executed by Seller, transferring the Purchased Assets to Buyer;

(ii)         a non-competition agreement duly executed by Seller and each Owner with respect to Buyer and the Business with at least a five (5) year term from the Closing Date in the form of Exhibit B hereto (the "Non-Competition Agreement"), which shall specifically acknowledge the importance of Owner’s name and likeness and set forth the business activities that shall be considered a non-competing or permitted activity;

(iii)        Removed and reserved.

(iv)        the Seller's Closing Certificate;

(v)         the certificates of the Secretary or Assistant Secretary of Seller required by Section 7.02(e) and Section 7.02(f);

(vi)        a good standing certificate for Seller, issued by the California Secretary of State; and

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(vii)       such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)          At the Closing, Buyer shall deliver to Seller the following:

(i)          the Initial Payment, pursuant to the Payment Schedule as described in Section 2.05 and 2.06;

(ii)         the Promissory Note;

(iii)        the Buyer's Closing Certificate; and;

(iv)        the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(e) and Section 7.03(f)

Article IV.

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller and Owner jointly and severally represent and warrant to Buyer that, to Knowledge of Seller, the statements contained in this Article IV are true and correct as of the date hereof.

4.01       Organization and Qualification of Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of California, and has all necessary corporate power and authority to own, operate the assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

4.02       Authority of Seller. Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

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4.03       Ownership by Owner. Seller has two members: Inga Tritt and William Pritchett, with each owning fifty percent (50%) of Seller’s membership units/interests. No other person holds any claim of any nature to any ownership or right to acquire ownership of the capital stock of Seller.

4.04       No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the articles of organization or Amended and Restated Operating Agreement of Seller; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; or (c) except as set forth in Section 4.04 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract. Except as set forth in Section 4.04 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

4.05       Financial Statements. Financial statements of the Company consisting of the Company’s (i) balance sheets in each of the years from 2015 to 2017, (ii) income statements in each of the years from 2015 to 2017, (iii) tax returns of the years of from 2014 to 2016, (iv) monthly income statements for the year 2017, (v) general ledger information for the period between January 1, 2016, through the Closing, (vi) bank and reconciliation statements for 2015, 2016, and through July 1, 2017, (vii) current accounts receivable and accounts payable aging reports as of the Closing Date, (viii) sales tax returns for the years 2014 to 2017, (ix) sales report of Seller's Customers for the year of 2015, 2016 and for the period between January 1, 2017 through the Closing, and (x) quarter contribution return and report of wages filed with the State of California Employment Development Department (Form DE 9) (collectively referred to herein as the "Financial Statements"). Except as set forth on Section 4.05 of the Disclosure Schedules, the Financial Statements as delivered to Buyer fairly present the financial condition of the Company and Business as of the respective dates they were prepared, and the results of the operations of the Business for the periods indicated.

4.06       Undisclosed Liabilities. Seller has no Liabilities with respect to the Company and the Company transacting Business, except (a) those which are adequately reflected in the Financial Statements, and (b) those which have been incurred in the Ordinary Course of Business and which are not, individually or in the aggregate, material in amount since January 1, 2015. All liabilities not specifically excluded or assumed in this Agreement, which arose prior to Closing or resulted after Closing with regards to an event or occurrence before Closing, are solely the responsibility of Seller.

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4.07       Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement, or as set forth on Section 4.07 of the Disclosure Schedules, since January 1, 2016, through the Effective Date, Seller has operated the Company and transacted Business in the Ordinary Course of Business in all material respects and there has not been, with respect to the Business, any:

(a)          event, occurrence or development that has had a Material Adverse Effect;

(b)          revocation or other loss of any Permit or Intellectual Property Registration issued by a Governmental Authority;

(c)          incurrence of any indebtedness for borrowed money in connection with the Company and transaction of the Business, except customary trade payables and obligations incurred in the Ordinary Course of Business;

(d)          sale or other disposition of any of the Purchased Assets except for the sale of Inventory in the Ordinary Course of Business;

(e)          cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(f)           capital expenditures which would constitute an Assumed Liability;

(g)          material change in any method of accounting or accounting practice for the Company, except as disclosed in the notes to the Financial Statements

(h)          material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(i)           imposition of any Encumbrance upon any of the Purchased Assets, except for Permitted Encumbrances;

(j)           increase in the compensation of any Employees, other than as provided for in any written agreements or in the Ordinary Course of Business;

(k)          any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, managers, officers or employees of the Company;

(l)           adoption, termination, amendment or modification of any Benefit Plan, the effect of which in the aggregate would increase the obligations of Seller by more than five percent (5%) of its existing annual obligations to such plans;

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(m)         adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(n)          purchase or other acquisition of any property or asset that constitutes a Purchased Asset in an aggregate amount exceeding $10,000, except for purchases of Inventory or supplies in the Ordinary Course of Business; or

(o)          any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

4.08       Material Contracts.

(a)          Section 4.08(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which Seller or Owner is bound in connection with the Company or the Purchased Assets (together with all Leases listed in Section 4.11(a) of the Disclosure Schedules and all Intellectual Property Agreements listed in Section 4.12(a) of the Disclosure Schedules, collectively, the "Material Contracts"):

(i)          all Contracts with vendors, suppliers, distributors, sales brokers, manufacturers, consultants, service providers, employees and independent contractors;

(ii)         all Contracts involving aggregate consideration in excess of $5,000;

(iii)        all Contracts that relate to the sale of any of the Purchased Assets, other than in the Ordinary Course of Business, for consideration in excess of $5,000;

(iv)        all Contracts that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)         except for agreements relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees);

(vi)        all Contracts between or among the Seller on the one hand and any Affiliate of Seller on the other hand;

(vii)       all collective bargaining agreements or Contracts with any labor organization, union or association.

(b)          Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. To the Knowledge of Seller, none of the parties thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. Except as set forth on Section 4.08(b) of the Disclosure Schedules, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit under any Material Contract.

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4.09       Title to Purchased Assets. Except as set forth in Section 4.09 of the Disclosure Schedules, Seller has good and valid title to, or a valid leasehold interest in, all the Purchased Assets, free and clear of Encumbrances except for Permitted Encumbrances set forth in Section 4.09(a) of the Disclosure Schedules.

4.10       Sufficiency of Assets. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. All tangible personal property comprising the Purchased Assets has been adequately maintained and is in good operating condition.

4.11       Real Property.

(a)          Section 4.11(a) of the Disclosure Schedules sets forth all material real property leased by Seller used in connection with the Business (collectively, the "Leased Real Property"), and a list, as of the date of this Agreement, of all leases for each Leased Real Property involving annual payments of at least $10,000 (collectively, the "Leases").

(b)          Except as set forth in Section 4.11(b) of the Disclosure Schedules, Seller has not received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Real Property, or (ii) zoning, fire or building code violations or other proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to utilize the Real Property as currently operated. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.

4.12       Intellectual Property.

(a)          Section 4.12(a) of the Disclosure Schedules lists (i) all Intellectual Property Assets, (ii) all Intellectual Property Registrations, and (iii) all Intellectual Property Agreements. Seller owns or has the right to use all Intellectual Property Assets and the Intellectual Property licensed to Seller under the Intellectual Property Agreements, including, but not limited to, formulations for all products and all processes and know-how related to the development and manufacturing of products as conducted by the Company.

(b)          Except as set forth in Section 4.12(b) of the Disclosures Schedules: (i) the conduct of the Company and transaction of the Business as currently conducted does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Intellectual Property Assets.

4.13       Inventory. All Inventory, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete, damaged, defective or Slow Moving Inventory items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by Seller free and clear of all Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, components, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Seller.

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4.14       Legal Proceedings; Governmental Orders.

(a)          Except as set forth in Section 4.14(a) of the Disclosure Schedules, there have not been within the last three (3) calendar years and there are currently no actions, suits, claims, investigations or other legal proceedings pending or, to the Knowledge of Seller, threatened against or by Seller relating to or affecting the Company, the Business, the Purchased Assets or the Assumed Liabilities.

(b)          Except as set forth in Section 4.14(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or the Purchased Assets which would have a Material Adverse Effect.

4.15       Compliance With Laws; Permits.

(a)          Except as set forth in Section 4.15(a) of the Disclosure Schedules, Seller is in compliance with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b)          Section 4.15(b) of the Disclosure Schedules contains a complete and accurate list of all Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets. All such Permits have been obtained by Seller and are valid and in full force and effect, and, except as set forth in Section 4.15(b) of the Disclosure Schedules, all such Permits are transferable upon Closing.

4.16       Environmental. Seller has complied in all material respects with and is currently in compliance with all Laws relating to the environment or worker safety, and Seller has not received any written notice, report, or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise) or any corrective, investigatory, or remedial obligations arising under such Laws which relate to Seller currently or previously as used by Seller in the operation of the Company and Business.

4.17       Employee Benefit Matters.

(a)          Except as set forth in Section 4.17(a) of the Disclosure Schedules there are no material benefit, retirement, employment, consulting, compensation, incentive, bonus, membership interest/stock option, appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program in effect and covering one or more Employees, former employees of the Company, current or former directors of the Company or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by Seller, or under which Seller has any material liability for premiums or benefits (as listed on Section 4.17(a) of the Disclosure Schedules, each, a "Benefit Plan").

(b)          Except as set forth in Section 4.17(b) of the Disclosure Schedules, no Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a "multi-employer plan" (as defined in Section 3(37) of ERISA).

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(c)          Except as set forth in Section 4.17(c) of the Disclosure Schedules, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(d)          Except as set forth in Section 4.17(d) of the Disclosure Schedules, no Benefit Plan exists that could: (i) result in the payment to any Employee, director or consultant of the Company of any money or other property; or (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant of the Company, in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in "excess parachute payments" within the meaning of Section 280G(b) of the Code.

4.18       Employment Matters.

(a)          Except as set forth in Section 4.18(a) of the Disclosure Schedules, Seller is not a party to or bound by any collective bargaining or other agreement with a union or labor organization representing any of the Employees. Except as set forth in Section 4.18(a) of the Disclosure Schedules, there has not been, nor, to the Knowledge of Seller, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting Seller or any of the Employees.

(b)          Seller is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Employees, except to the extent non-compliance would not result in a Material Adverse Effect.

(c)          All employees classified as "exempt" have been properly classified; Seller does not assume any liability for how Buyer chooses to classify its employees or independent contractors.

(d)          Schedule 4.18(d) of the Disclosure Schedules sets forth a list and description of services of all individuals who have served as consultants to the Company. All such persons have been properly classified as consultants under applicable Laws.

(e)          Seller is not aware of any intention on the part of any employee of Seller, other than Owners, to leave the employment of Buyer during the 6 month period following the Closing.

4.19       Taxes.

(a)          Except as set forth in Section 4.19 of the Disclosure Schedules, Seller has filed (taking into account any valid extensions) all Tax Returns with respect to the Company and Business required to be filed by Seller and has paid all Taxes shown thereon as owing. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the Ordinary Course of Business. No issue relating to Taxes has been raised by a taxing authority during any pending audit or examination, and no issue relating to Taxes was raised by a taxing authority in any completed audit or examination, that reasonably can be expected to recur in a later taxable period. All Taxes due and owing by Seller relating to the Business have been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required). For avoidance of doubt, all Taxes due as a result of the operation of the Business prior to the Closing Date shall remain Excluded Liabilities, including but not limited to payroll tax, income, sales or other tax.

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(b)          Seller is not a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2.

(c)          Except for certain representations related to Taxes in Section 4.16, the representations and warranties set forth in this Section 4.19 are Seller's sole and exclusive representations and warranties regarding Tax matters.

4.20       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

4.21       Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

4.22       No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Company, Business, and the Purchased Assets furnished or made available to Buyer and its Representatives, or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise under applicable Laws.

Article V.

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

5.01       Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of California.

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5.02       Authority of Buyer. Buyer has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.03       No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 5.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except as set forth in Section 5.03 of the Disclosure Schedules and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a Material Adverse Effect on Buyer's ability to consummate the transactions contemplated hereby and thereby.

5.04       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

5.05       Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price, pursuant to the Payment Schedule, and consummate the transactions contemplated by this Agreement.

5.06       Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; and (b) have adequate capital to carry on its business.

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5.07       Legal Proceedings. To Buyer's knowledge, there are no actions, suits, claims, investigations or other legal proceedings pending or threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Article VI.

COVENANTS

6.01       Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (a) conduct the Business in the Ordinary Course of Business; and (b) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having relationships with the Company and Business. From the date hereof until the Closing Date, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall not take any action that would cause any of the changes, events or conditions described in Section 4.07 to occur.

6.03       Access to Information. From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the properties, assets, premises, Books and Records, Assigned Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller's personnel and in such a manner as not to interfere with the conduct of the Business or any other businesses of Seller. All requests by Buyer for access pursuant to this Section 6.03 shall be submitted or directed exclusively to Seller or Owners, or such other individuals as Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Buyer if such disclosure would, in Seller's sole discretion: (x) cause significant competitive harm to Seller and its businesses, including the Business, if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, and in concert with Seller, Buyer shall have the right to contact and discuss the operation of the Business with Seller's ten (10) largest customers by volume, five (5) largest suppliers by volume and all major distributors. Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.03.

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6.04       Supplement to Disclosure Schedules. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a "Schedule Supplement"). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.02 have been satisfied; provided, however, that if Buyer has the right to, but does not elect to, terminate this Agreement within thirty (30) Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter, but shall not have nor be deemed to have waived its right to indemnification under Section 8.02 with respect to such matter.

6.05       Transfer of Employees. From the Effective Date through the business day immediately preceding the Closing Date, Seller shall continue the employment of the employees of the Company and will make its best efforts to assist in the post-closing employment of any such employees who Buyer, in its sole discretion, seeks to employ after Closing (the "Transferred Employees"). Seller will terminate the employment of the Transferred Employees, effective as of the close of business on the business day immediately preceding the Closing Date, and will pay all liabilities, relating to the employment of and termination of such employees. Seller shall pay directly to each of its employees that portion of all benefits which has been accrued on behalf of that employee (or is attributable to expenses properly incurred by that employee) as of the close of business on the business day immediately preceding the Closing Date, and Buyer shall assume no liability therefor. No portion of the assets of any Benefit Plan, fund, program or arrangement, written or unwritten, heretofore sponsored or maintained by Seller (and no amount attributable to any such Benefit Plan, fund, program or arrangement) shall be transferred to Buyer, and Buyer shall not be required to continue any such Benefit Plan, fund, program or arrangement after the Closing.

(a)          Consulting Agreement. Prior to the Closing, Buyer will negotiate in good faith a consulting agreement with Inga Tritt (“Tritt”), pursuant to which Tritt shall serve as a consultant to Buyer for the Original Sprout operations, including transitional assistance, marketing, product development, brand awareness and continuity services, at a flat rate of $2,500 per month beginning on the date of Closing and for a period of 12 months thereafter. Tritt may also receive commissions of 5% on the amount of sales over $4 million. The terms and conditions shall be set forth further in a definitive consulting agreement between Tritt and Buyer.

(b)          Employment Agreement. Prior to the Closing, Buyer will negotiate in good faith an employment agreement with Michael Ambacher (“Ambacher”), pursuant to which Ambacher shall serve in the capacity of President and General manager of the Original Sprout operations on terms and conditions which shall be negotiated between Ambacher and Buyer.

(c)          Consulting Agreement. Prior to the Closing, Buyer will negotiate in good faith a consulting agreement with Lisa Brown (“Brown”), pursuant to which Brown shall serve as a consultant to Buyer for the Original Sprout operations on terms and conditions which shall be negotiated between Brown and Buyer.

6.06       Confidentiality. Buyer, Concierge, Seller and Owners acknowledge and agree that the Confidentiality Agreement dated May 1, 2017, among the Parties remains in full force and effect and, in addition, covenants and agrees to keep all information relating to the Company, the Business and the transactions described in this Agreement confidential, in accordance with the provisions of the Confidentiality Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.06 shall nonetheless continue in full force and effect.

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6.07       Books and Records.

(a)          In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, Buyer shall:

(i)          retain the Books and Records (including personnel files) relating to periods after to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii)         upon reasonable notice, afford the Seller's Representatives reasonable access (including the right to make, at Seller's expense, photocopies), during normal business hours, to such Books and Records.

(b)          In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, Seller shall:

(i)          retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii)         upon reasonable notice, afford the Buyer's Representatives reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such books and records.

(c)          Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.07 where such access would violate any Law.

6.08       Closing Conditions. From the date hereof until the Closing, each Party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

6.09       Public Announcements. Unless otherwise required by applicable Law, no Party shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

6.10       Bulk Sales Laws. The Parties hereby covenant that each Party shall comply with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

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(a)          Escrow. Within 20 days of the Effective Date, a bulk sale escrow (“Escrow”) shall be opened with an escrow company agreed upon by Buyer and Seller. Seller and Buyer each agree to execute and acknowledge, as appropriate, any instructions, instruments, or documents as may be reasonably required by Escrow agent to consummate the transactions contemplated by this Agreement as a bulk sale to ensure no successor liability to Buyer for trade payables, employment or sales taxes or otherwise, and clearance of any liens encumbering the Purchased Assets. Buyer and Seller agree that Seller shall place $10,000 to be held in Escrow by _________________________ to cover the cost of all expenses and liabilities associated with the Bulk Sale compliance requirements. Buyer and Seller shall share the expense of the Escrow agent’s fees pro-rata (50/50).

(b)          Bulk Sales Compliance. A Notice to Creditors of Bulk Sale (the “Notice”) shall be prepared by Escrow agent. The signature of the Buyer and the Seller on the Notice will be conclusively deemed their approval of the information contained therein. The Notice shall provide for the sale, transfer, and assignment of the Purchased Assets. The Seller shall be solely and entirely responsible to ensure that the Notice complies with all Bulk Sale provisions of Uniform Commercial Code, Bulk Transfer Section, as the law applies in California. In the event that the current laws pertaining to Bulk Sales are modified, amended or changed in any manner during the course of the transactions contemplated herein, such modifications, amendments or changes shall take precedence over the provisions of this Agreement that relate to Bulk Sales.

6.11       Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within ten (10) Business Days after its receipt thereof. Accounts Receivable which were assigned to Seller pursuant to Section 2.05(i), if any, are excluded from this requirement, but Seller shall still provide notice of such receipt for Buyer’s records within 10 Business days. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller within ten (10) Business Days after its receipt thereof.

6.12       Transfer Taxes. All transfer, sales, use, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including unsecured personal property tax to county tax collectors) that are attributable to Seller under state or federal tax Law shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

6.13       Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Article VII.

CONDITIONS TO CLOSING

7.01       Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following condition:

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(a)          No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise materially restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

7.02       Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

(a)          The representations and warranties of Seller contained in Article IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b)          Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement, and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)          Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(d)          Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the "Seller Closing Certificate").

(e)          Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f)           Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(g)          All consents, authorizations, orders and approvals listed on Section 4.04 of the Disclosure Schedules, if any, shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(h)          The UCC Financing Statement, filed by Community Bank, as Filing Number 147417035365, on June 23, 2014, against the Seller as debtor (the "CB Financing Statement"), shall be cured or resolved as evidenced by a UCC-3 Termination Statement or equivalent filing filed by Community or its Affiliate, at or prior to the Closing. If the CB Financing Statement is not cured or resolved at or prior to the date of Closing, Buyer shall have the right, in its sole discretion, to waive this requirement and deduct the cost it is required to pay in order to cure or resolve the CB Financing Statement from the Second Payment of the Purchase Price, and such amount shall not be included in the calculation of the Purchase Price.

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(i)           The UCC Financing Statement, filed by Packaging on Demand, Inc, as Filing Number 157460657677, on April 17, 2015, against the Seller as debtor (the " POD Financing Statement"), shall be cured or resolved as evidenced by a UCC-3 Termination Statement or equivalent filing filed by Community or its Affiliate, at or prior to the Closing. If the POD Financing Statement is not cured or resolved at or prior to the date of Closing, Buyer shall have the right, in its sole discretion, to waive this requirement and deduct the cost it is required to pay in order to cure or resolve the POD Financing Statement from the Second Payment of the Purchase Price, and such amount shall not be included in the calculation of the Purchase Price.

(j)           Buyer shall have received sufficient documentation from: (i) Community Bank acknowledging the release and discharge of all obligations owed by Seller under the Business Loan dated June 26, 2014 upon their receipt of funds transferred in the Initial Payment, and (ii) POD acknowledging the release and discharge of all obligations owed by Seller to POD under that certain Promissory Note, dated April 14, 2015.

(k)          Buyer shall have received fully executed assignment agreements for each of the Assigned Contracts as set forth in Section 2.01(c).

(l)           Buyer shall have received consent from Seller to conduct business as “Original Sprout”.

(m)         Seller shall have provided Buyer with evidence of an agreement with POD wherein POD warrants that they shall not manufacture or disclose any of the product formulas to any third party, or for their own benefit, without the express written permission of Seller, their assignees or successors.

(n)          The Seller shall have done everything required to be done by the Bulk Sales escrow agent in order to close the Bulk Sales escrow and comply with the Bulk Sales laws.

7.03       Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller's waiver, at or prior to the Closing, of each of the following conditions:

(a)          The representations and warranties of Buyer contained in Article V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby.

(b)          Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

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(c)          Buyer shall have delivered to Seller the Purchase Price pursuant to the Payment Schedule, duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(d)          Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the "Buyer Closing Certificate").

(e)          Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f)           Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

Article VIII.

INDEMNIFICATION

8.01       Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is three (3) years from the Closing Date; except (a) the representations and warranties set forth in Sections 4.15, 4.16, 4.17 and 4.18 which shall survive until four (4) years following the Closing Date and (b) the representations and warranties set forth in Sections 4.01, 4.02, 4.05, 4.06, 4.09, and 4.20 which shall survive until sixty (60) days following the expiration of all applicable statutes of limitation. All covenants and agreements of the Parties contained in this Agreement shall survive the Closing indefinitely or for the period explicitly specified therein. The expiration of any representation, warranty or covenant shall not affect any claim made in accordance with this Agreement prior to the date of such expiration.

8.02       Indemnification By Seller. Subject to the other terms and conditions of this Article VIII, Seller and Owners jointly and severally shall indemnify Buyer against, and shall hold Buyer harmless from and defend against, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date)

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(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement.

(c)          any refunds and other costs associated with such refunds, including shipping, freight, product replacement costs and handling charges, that may result from sales made by the Company prior to the Closing;

(d)          any Third Party Claim based upon, resulting from or arising out of the Business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date; and

(e)          any Excluded Asset or any Excluded Liability.

8.03       Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of, with respect to or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement;

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)          any Assumed Liability to the extent such Loss by Seller arises after the Closing Date.

8.04       Certain Limitations. The party making a claim under this Article VIII is referred to as the "Indemnified Party", and the party against whom such claims are asserted under this Article VIII is referred to as the "Indemnifying Party". The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)          The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.02(a) or Section 8.03(a) 8.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) or Section 8.03(a) exceeds $10,000 (the "Deductible"), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

(b)          The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 8.02(a) or Section 8.03(a), as the case may be, shall not exceed the Purchase Price.

(c)          Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies for any Losses while seeking indemnification under this Agreement.

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(d)          In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive damages.

(e)          In determining any indemnification obligation or Losses resulting from the breach of any representation or warranty, all references to "materiality" or "Material Adverse Effect" in the subject representation or warranty shall be ignored.

8.05       Indemnification Procedures.

(a)          Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b)          Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)          Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty-day (30) period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim. The Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Indemnified Party's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty-day (30) period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)          Right of Offset. In the event that Buyer identifies and determines that an event or occurrence is more likely than not to trigger an indemnification obligation of Seller, pursuant to Section 8.02, Buyer shall have the right to offset the reasonably anticipated amount of such offset from the Second Payment and Final Payment. Any offset amount shall be placed in an escrow account to be held for the benefit of the Parties until the triggering event has been resolved by the Parties pursuant to a settlement agreement or if a dispute as to the indemnity obligation arises, such dispute shall be referred to a mediator for resolution in Orange County, California.

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8.06       Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

8.07       Exclusive Remedies. The parties acknowledge and agree that their sole and exclusive remedy with respect to claims for money damages, other than claims arising from intentional misrepresentation or fraud on the part of a Party hereto in connection with the transactions contemplated by this Agreement, for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.07 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled, or to seek any remedy on account of any intentional misrepresentation or fraud by any Party hereto.

Article IX.

TERMINATION

9.01       Termination. This Agreement may be terminated at any time prior to the Closing:

(a)          by the mutual written consent of Seller and Buyer;

(b)          by Buyer by written notice to Seller if:

(i)          Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure cannot be cured by Seller within thirty (30) days; or

(ii)         any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by December 31, 2017;

(iii)        an audit of Seller is triggered pursuant to Section 7.02(h), or

(iv)        a Material Adverse Effect occurs prior to Closing.

(c)          by Seller by written notice to Buyer if:

(i)          Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure cannot be cured by Buyer by December 15, 2017; or

(ii)         any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by December 31, 2017; or

(d)          by Buyer or Seller in the event that:

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 (i)         there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii)         any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

9.02       Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except:

(a)          as set forth in this Article IX and Article X hereof; and

(b)          that nothing herein shall relieve any Party hereto from liability for any intentional breach of any provision hereof.

Article X.

MISCELLANEOUS

10.01     Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

10.02     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller (prior to Closing):	The Original Sprout, LLC Attn: Inga Tritt and William Pritchett 1202 Puerta Del Sol San Clemente, CA 92673

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If to Owner (or Seller after Closing):

Inga Tritt
3221 Beach Club Rd.

Carpinteria, CA 93013
Tel: 805-610-1557
E-mail: inga.tritt67@gmail.com

William Pritchett
1103 Creekside Way, Unit E

Ojai, CA 93023
Tel: 805-451-7663
E-mail: willprt@cs.com

If to Seller or Owner, with a copy to:	Auric Law Group Ltd. Attn: Mathew Auric 530 W Ojai Ave, Suite 201 Ojai CA 93023 Tel: 805-669-7007 E-Mail: Mathew@Ojailawyer.com

If to Buyer:	Kahnalytics, Inc. Attn: David Neibert 29115 Valley Center Rd., K-206 Valley Center, CA 92082 USA Tel: 866-800-2978, Ext. 3 Facsimile: 888-312-0124 E-mail: dneibert@conciergetechnology.net with a copy to:

Horwitz + Armstrong, A Professional Law Corp.

Attn: Lawrence Horwitz; Jessica Lockett
14 Orchard, Suite 200
Lake Forest, CA 92630

Tel: 949-540-6540
Facsimile: 949-540-6578
E-mail: lhorwitz@horwitzarmstrong.com;

jlockett@horwitzarmstrong.com

10.03     Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; and (b) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

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10.04     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

10.05     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.06     Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

10.07     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

10.08     No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.09     Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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10.10     Governing Law; Mediation; Submission to Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to any choice or conflict of law provision or rule, or any other jurisdiction.

(b)          Any dispute, controversy or claim arising out of or relating to this Agreement shall, at first instance, be referred to a mediator for resolution with the mediation to take place in Orange County, California. The Parties shall agree upon a mediator who has experience with business transactions. The Parties shall mutually agree upon a mediator within fourteen (14) days and schedule such mediation. The Parties involved shall equally pay their respective portion of the costs of mediation. Notwithstanding the foregoing, any party may seek equitable relief by court action before or after instituting mediation, including, without limitation, seeking and obtaining temporary restraining orders, injunctions or other provisional or ancillary remedies, and the initiation and/or maintenance of any such action shall not constitute a waiver of the right to mediate any controversy or claim.

(c)          The Parties agree that any legal suit, action or proceeding arising out of our based upon this Agreement or the other Transaction Documents shall be instituted in the Federal or State Courts of the State of California.

(d)          Each Party hereby irrevocably and unconditionally waives any right it may have to a trial by jury.

10.11     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER		BUYER

THE ORIGINAL SPROUT, LLC		KAHNALYTICS, INC.

By:	/s/Inga Tritt	By:	/s/David Neibert

Name:	Inga Tritt	Name:	David Neibert
Title:	Co-CEO	Title:	Chief Financial Officer

By:	/s/William Pritchett	Acknowledged and accepted by:
Name: William Pritchett
Title: Co-CEO

CONCIERGE TECHNOLOGIES, INC.,
100% Shareholder of Kahnalytics, Inc.

By:	/s/Nicholas Gerber

Name: Nicholas Gerber
Its: Chief Executive Officer

Original Sprout, LLC MEMBER/OWNERS

/s/Inga Tritt
Inga Tritt
50% Member of Original Sprout, LLC

/s/William Pritchett
William Pritchett
50% Member of Original Sprout, LLC

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

BILL OF SALE

AND

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Bill of Sale and Assignment and Assumption Agreement (“Bill of Sale”) is made effective as of _______ __, 2017, by and between The Original Sprout, LLC, a California limited liability company ("Seller"), and Kahnalytics, Inc., a California corporation ("Buyer").

WHEREAS, the Seller and Buyer are parties to that certain Asset Purchase Agreement, dated October 18, 2017 (the “Agreement”), pursuant to which the Seller will sell, convey, transfer and assign to Buyer all of Seller’s respective right, title and interest in and to the Purchased Assets as set forth in the Agreement;

WHEREAS, unless otherwise defined herein, capitalized terms used in this Bill of Sale shall have the meanings ascribed to them in the Agreement.

NOW, THEREFORE, BE IT KNOWN THAT:

For good and valuable consideration, the receipt and sufficiency of which are acknowledged:

A.	Seller agrees as follows:

1.           Seller hereby sells, assigns, transfers and conveys to Buyer forever, all of Seller's right, title and interest in and to the Purchased Assets.

2.           The Seller hereby covenants and agrees that it shall, without further consideration, at any time and from time to time after the date hereof, execute and deliver to Buyer such further instruments of sale, conveyance, assignment and transfer, and take such other action, all upon the reasonable request of Buyer, to (i) sell, convey, grant, assign, transfer and deliver all or any portion of the Purchased Assets to Buyer, and (ii) assure and confirm to any other person or entity Buyer’s ownership of the Purchased Assets pursuant to this Bill of Sale.

3.           Seller hereby constitutes and appoints Buyer, its successors and assigns, as Seller's true and lawful attorney or attorneys, with full power of substitution, for Seller and in Seller's name and stead or otherwise, but on behalf of and for the benefit of Buyer, its successors and assigns, (i) to demand and receive, from time to time, any and all of the Purchased Assets hereby sold, assigned and transferred or intended to be transferred; (ii) from time to time, and subject to Article VIII of the Asset Purchase Agreement, to institute and prosecute in the name of Seller or otherwise, for the benefit of Buyer, its successors and assigns, any proceedings at law, in equity or otherwise that Buyer, its successors or assigns may deem proper in order to collect, assert or enforce any claim, right or title of any kind in and to the Purchased Assets hereby sold and transferred or intended to be transferred; and (iii) to defend and compromise any and all actions, suits or proceedings in respect of any of the Purchased Assets, provided that when Buyer exercises any of the powers granted by this Section 3 to act as attorney in fact for Seller, Buyer shall give Seller prompt and reasonable notice of such exercise. Seller declares that the appointment made and the powers granted by this Section 3 are coupled with an interest and shall be irrevocable by the Seller.

B.	Buyer agrees as follows:

1.           Buyer hereby assumes and shall discharge or perform when due, in accordance with the Asset Purchase Agreement, each of, but only, the Assumed Liabilities to the extent the obligation for such performance arises after the Closing Date set forth in the Asset Purchase Agreement.

2.           Buyer further agrees to execute any other instruments and documents as Seller may reasonably request to carry into effect or to evidence further the assumption of the Assumed Liabilities by Buyer.

C.	This instrument and all of its terms shall inure to the benefit of Buyer, Seller and their respective successors and assigns and shall bind Buyer, Seller and their respective successors, heirs and legal representatives, but nothing herein, express or implied, is intended to nor shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

D.	This Bill of Sale shall be governed by and construed in accordance with the laws of the State of California.

E.	This Bill of Sale may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the Parties hereto have caused this Bill of Sale to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER	PURCHASER

THE ORIGINAL SPROUT, LLC	KAHNALYTICS, INC.

By	By
Name: Inga Tritt	Name: David Neibert
Title: Co-CEO, Member	Title: President

By
Name: William Pritchett
Title: Co-CEO , Member

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EXHIBIT B

NON-COMPETITION AGREEMENT

Exhibit B

NON-COMPETITION AGREEMENT

This NON-COMPETITION AGREEMENT (this “Agreement”), dated as of October __, 2017 (the “Effective Date”), is entered into by and among (i) Inga Tritt (“IT”); (ii) William Pritchett (“WP”) (IT and WP shall sometimes be collectively referred to herein as the “Non-Competing Parties”), and (iii) Kahnalytics, Inc., a California corporation and wholly owned subsidiary of Concierge Technologies, Inc., a Nevada corporation (collectively, the “Company”). The Company and the Non-Competing Parties may sometimes be referred to in this Agreement as the “Parties,” or individually as a “Party.”

RECITALS:

WHEREAS, the Non-Competing Parties, as the owners of The Original Sprout, LLC (“Original Sprout”), are selling their interests in Original Sprout to the Company pursuant to that certain Asset Purchase Agreement, of even date herewith (the “Asset Purchase Agreement”);

WHEREAS, Original Sprout, IT, and WP have experience in and specialized in the manufacture and sale of organic, non-toxic, all natural hair care, bath, skin, and styling products (the “Business”);

WHEREAS, WP has confidential information and know-how imperative to the operation of a business which may compete with the Business and IT has been the face of Original Sprout since its inception; and the continued use of IT’s name and likeness in promotional materials and other sales material is an important intangible asset value that Kahnalytics, Inc. is acquiring pursuant to the Asset Purchase Agreement;

WHEREAS, in contemplation of, among other things, the closing under the Asset Purchase Agreement requires the execution of this Agreement providing for the Non-Competing Parties no longer participating in any business which competes with the Business, unless expressly set forth otherwise herein;

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants, and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.	Definitions. In this Agreement, the following terms (in addition to any capitalized terms defined elsewhere in this Agreement) shall have the meanings specified or referred to in this Section 1 and shall be equally applicable to both the singular and plural forms:

“Affiliate” shall mean, with respect to any person or entity, (a) any other person or entity that controls, is controlled by, or is under common control with such person or entity, (b) any officer, director, manager, shareholder or member of such person or entity, and (c) any parent, sibling, descendant or spouse of such person or entity or of any of the persons or entities referred to in clauses (a) and (b) or anyone sharing a home with such person or entity or any of the persons or entities referred to in clauses (a) and (b). For purposes of this definition, the term “control” of a person or entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Business” means the business of manufacturing and selling organic, non-toxic, all natural hair care, bath, skin, cosmetics and styling products. More specifically, the Business includes the development, manufacture, distribution, production, branding and marketing of natural, safe and/or vegan products for entire families – babies, kids, teens, and adults, alike – including, but not limited to,: baby shampoo, baby wash, conditioner, detangler, curl calmer, hair gel, hair balm, baby cream, sunscreen, and hair oil. The Business shall include any products intended for cleaning, care, rejuvenation, treatment and betterment of hair, skin, and the general physical wellbeing and appearance of human beings. The term “Business” shall not include the operations of any businesses as described in Schedule A (“Schedule of Non-Competing Business Operations)”.

“Competition,” “compete” and any terms with correlative meaning shall mean to: directly or indirectly, own any interest in, manage, control, participate in, invest in, consult with, render services for, operate or in any manner engage in any business that operates in the Business anywhere in North America, which the Parties stipulate as a reasonable geographic limitation given the Company’s existing, operational, and potential presence in the Business. Competition includes use of or association with ITs name, image, likeness, face, voice or other attributes, including but not limited to, the professional reputation and image of IT for any commercial purpose related to the Business.

2.	Non-Compete Agreement. During the five year period (the “Restricted Period”) commencing on the Closing of the Asset Purchase Agreement none of the Non-Competing Parties, nor any of their respective partners, joint venture participants, nor any controlled Affiliate of any of the foregoing will, directly or indirectly, in any manner (whether on his, her or its own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), anywhere in the United States where the Business and/or Original Sprout has distributors and/or operations (the “Applicable Area”) – engage directly or indirectly in the Business or any business that competes with the Business – including the creation, manufacturing, and/or selling of organic, non-toxic, vegan, all-natural baby/family/adult hair care, bath, skin, and/or styling products – or own any interest in, manage, control, participate in (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, representative or otherwise), or consult with or render services for any person or entity that is engaged in the Business or in any activity that competes directly or indirectly with the Business; provided however, that ownership, for passive investment purposes not intended to circumvent this Agreement, of less than 5% of the outstanding stock of any publicly traded corporation, and, shall not be deemed to be engaging in the Business solely by reason of such ownership.

a.	Right of First Refusal. Upon the Effective Date through the termination of this Agreement, if Non-Competing Parties elect to engage in any business operations or product development which may Compete with the Company and the Business including any operations which shall use the name and likeness of IT, (i) the Non-Competing Parties shall offer the Company, by written notice, delivered with confirmation of receipt, a right of first refusal with respect to the development of such business, (the “Right of First Refusal”) and the Company shall have 30 days after receipt of such offer to exercise the Right of First Refusal; and, (ii) If the Company expressly elects not to exercise the Right of First Refusal, the Non-Competing Parties may proceed with the development of such business.

3.	Consent to use Name and Likeness for New Products. If the Company develops any new products, which were not acquired in the Asset Purchase Agreement and which were developed after the Closing thereof, the Company shall obtain the written consent of IT prior to utilizing ITs name, image, likeness, face, voice or other attributes, including but not limited to, the professional reputation and image of IT on any new products. The Company is free to use IT’s name and likeness on products that were acquired pursuant to the Asset Purchase Agreement without any further consent.

4.	Acknowledgment. The Non-Competing Parties hereby acknowledge that the enforcement of the provisions of this Agreement may potentially interfere with their ability to pursue business opportunities, including, without limitation, the expansion or development of a business similar to the Business or which shall produce or sell any competing products with that of the Business. The Non-Competing Parties recognize and agree that the enforcement of this Agreement is necessary to ensure the sale of Non-Competing Parties’ respective interests in the Original Sprout assets, including without limitation related trade secrets, goodwill, technology, formulas, client/vendor/distributor lists and processes. Each of the Non-Competing Parties hereby acknowledges that he, she, or it has been advised to consult with an attorney before executing this Agreement and that he, she or it has done so or, after careful reading and consideration, has chosen not to do so.

5.	Enforcement. Notwithstanding Section 10 of this Agreement (Severability), if at the time of enforcement of Section 2 of this Agreement or any other time, a court or mediator holds that the restrictions in this Agreement are unreasonable or to any extent invalid or overbroad under circumstances then existing or otherwise, the Parties agree that the maximum period, scope or geographical area reasonable, valid or enforceable under such circumstances or otherwise shall be substituted for the stated period, scope or area, and the covenants herein should be interpreted and enforced to the maximum extent that such court or mediator deems reasonable, valid or enforceable. The Parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement, and any breach of the terms of Section 2 would result in irreparable injury and damage to the Company for which there would be no adequate remedy at law. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or, as applicable, its respective successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or immediate injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security), without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. In addition, in the event of an alleged breach or violation by a Non-Competing Party of Section 2 of this Agreement, the Restricted Period shall be tolled until such breach or violation has been duly cured. The terms of this Section shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Non-Competing Parties.

6.	Governing Law; Dispute Resolution.

(a)          Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California without giving effect to principles of conflicts of laws.

(b)          Mediation. Any dispute, controversy or claim arising out of or relating to this Agreement shall, at first instance, be referred to a mediator for resolution with the mediation to take place in Orange County, California. The Parties shall agree upon a mediator who has experience with business transactions. The Parties shall mutually agree upon a mediator within fourteen (14) days and schedule such mediation. The Parties involved shall equally pay their respective portion of the costs of mediation. Notwithstanding the foregoing, any party may seek equitable relief by court action before or after instituting mediation, including, without limitation, seeking and obtaining temporary restraining orders, injunctions or other provisional or ancillary remedies, and the initiation and/or maintenance of any such action shall not constitute a waiver of the right to mediate any controversy or claim.

7.	Waiver of Jury Trial. Each Party hereby irrevocably and unconditionally waives any right it may have to a trial by jury.

8.	Notices. Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (1) in person, (2) by certified mail, postage prepaid, return receipt requested, (3) by electronic mail, or (4) by a commercial overnight courier that guarantees next day delivery and provides a receipt, and such notices shall be addressed as follows, or to such other address as either Party may from time to time specify in writing to the other Party consistent with these notice provisions. All notices shall be effective on the date of delivery to the recipient.

If to Company:	Kahnalytics, Inc. Attn: David Neibert 29115 Valley Center Rd., K-206 Valley Center, CA 92082 USA Tel: 866-800-2978, Ext. 3 Facsimile: 888-312-0124 E-mail: dneibert@conciergetechnology.net
with a copy to:	Horwitz + Armstrong, A Professional Law Corporation Attn: Lawrence Horwitz, Esq. 14 Orchard, Suite 200 Lake Forest, CA 92630 E-mail: lhorwitz@horwitzarmstrong.com
If to Inga Tritt:	Inga Tritt 3221 Beach Club Rd. Carpinteria, CA 93013 Tel: 805-610-1557 E-mail: inga.tritt67@gmail.com

If to William Pritchett:	William Pritchett 1103 Creekside Way, Unit E Ojai, CA 93023 Tel: 805-451-7663 E-mail: willprt@cs.com

9.	Authority. Each of the Parties represents and warrants that he, she or it, as applicable, is competent to enter into this Agreement and has the full right, power and authority to enter into and perform the obligations under this Agreement, without the need for the consent of any other person or entity (including a spouse, if any, of such Party).

10.	Successors and Assigns; Amendments. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. None of the Non-Competing Parties may assign any of his, her, or its respective rights or obligations under this Agreement without the prior written consent of the Company. This Agreement may be amended only by written agreement executed by all Parties to this Agreement.

11.	Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. Further subject to Section 4 hereof, if any provision of this Agreement, or the application thereof, is invalid or unenforceable, (a) a suitable and equitable provision shall be substitute therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement shall not be affected by such invalidity or unenforceability.

12.	Waivers. No waiver by any Party of any covenant, term, condition, or agreement contained herein shall be deemed or construed as a waiver of any other covenant, term, condition, or agreement, nor shall a waiver of any breach hereof be deemed to constitute a waiver of any subsequent breach, whether of the same or of a different provision in this Agreement.

13.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed with electronic, facsimile, or e-mailed signatures. Such signatures shall be deemed valid for all purposes as if they were signed by hand.

14.	Headings. The captions and headings contained herein are solely for convenience of reference and shall not affect in any way the meaning or interpretation of this Agreement.

15.	Entire Agreement. This Agreement, together with the recitals hereto, which are hereby incorporated in and an integral part of this Agreement, represents the entire agreement among the Parties relating to the subject matter hereof, superseding any and all contemporaneous and prior written or oral agreements and understandings with respect hereto (other than, for avoidance of doubt, the Asset Purchase Agreement).

[Signature Page To Follow]

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the date and year first written above.

NON-COMPETING PARTIES

Inga Tritt

William Pritchett

COMPANY

Kahnalytics, Inc.

By: David Neibert
Its: Chief Executive Officer

Exhibit B

SCHEDULE A

SCHEDULE OF NON-COMPETING BUSINESSES OPERATIONS

Business Name	Description of Business Operations
Can be any name other than the Original Sprout

Engaging in the sale of cosmetics, hair, skin, products, and clothing (caps & tees), so long as the Company has been offered and has expressly elected not to exercise its Right of First Refusal under Section 2(a) of the Agreement.

Name, Image, and Likeness of IT may not be used on any products for any promotional or commercial purpose, during the Restricted Period, without the written consent of the Company, which consent shall not be unreasonably withheld, except that:

1) IT may state on product “created by Inga Tritt; stylist athlete alchemist” or other similar statements;

2) IT may have a Biography on the business website (such bio shall be subject to written consent of Buyer during the term of this Agreement to ensure the biography does not over-emphasize IT’s involvement with Original Sprout); and

3) IT may personally promote her products through media.

Restrictions:

No products may use the same or substantially similar formulas as Original Sprout.

Neither IT nor WP may use any reference to or promote any association with “Original Sprout” in or for any future business or products which may compete directly or indirectly with Original Sprout in the marketplace.